Exhibit 99.1

October 28, 2004

Chesapeake Reports Income from Continuing Operations
of $5.5 million, or $0.28 per share, for Third Quarter 2004

RICHMOND, Va. - Chesapeake Corporation (NYSE: CSK) today reported income from continuing operations for the third quarter of 2004 of $5.5 million, or $0.28 per share, compared to income from continuing operations for the third quarter of 2003 of $2.7 million, or $0.18 per share. For the first nine months of 2004, income from continuing operations was $6.2 million, or $0.34 per share, compared to income from continuing operations for the first nine months of 2003 of $12.1 million, or $0.80 per share. Results for the first nine months of 2004 included costs of $5.4 million, net of income taxes, related to the early redemption of 40 million pounds Sterling principal amount of the company's 10.375 percent senior subordinated notes due 2011. Results for the first nine months of 2003 included a gain of $7.7 million, net of income taxes, from the settlement of indemnification obligations related to the sale of the company's former kraft products mill in West Point, Virginia.

"We were pleased by the recovery in sales volume in the international and branded sector of our paperboard packaging segment during the third quarter of this year," said Thomas H. Johnson, Chesapeake's chairman, president & chief executive officer. "In addition, the continued solid performance of our plastic packaging segment contributed to our improved results for the third quarter of 2004. Favorable foreign currency exchange rates also remain a significant factor in our period-to-period comparisons. Although the third quarter improvements are encouraging, slower orders from some of our larger customers, start-up problems with recently installed production equipment and uncertainties regarding several non-operating items, such as asset sales and claim settlements, may impact our earnings. Therefore, we are reducing our full-year earnings guidance to $0.90 to $1.10 per share. However, cash flow available for shareholders and debt reduction (1) is expected to be at the higher end of our previous guidance, and we have narrowed the range to $50 million to $60 million for 2004.

"We have taken small steps to expand our pharmaceutical business by forming strategic alliances in the Chinese and German markets, and we expect to continue to build upon those steps by pursuing additional opportunities judiciously," added Johnson. "We will also continue to review existing operating locations that have lagged expectations to determine whether they will generate sufficient returns in the future to justify our continued investment."

Segment Results

The following discussion compares the results of the business segments for the third quarter and first nine months of 2004 to the third quarter and first nine months of 2003.

Paperboard Packaging

  Net sales for the paperboard packaging segment were $220.7 million for the third quarter of 2004, an increase of $35.7 million, or 19 percent, over the comparable period in 2003. Approximately $22.1 million of the increase was due to changes in foreign currency exchange rates. The remaining increase in net sales for the third quarter of 2004 compared to the third quarter of 2003 was due primarily to higher volume across most of the sectors in the paperboard packaging segment. In particular, volumes increased in the tobacco sector from export sales to certain African markets and in the international and branded sector from strong sales of packaging for alcoholic drinks. Net sales of $637.6 million for the first nine months of 2004 increased by $91.6 million, or 17 percent, over net sales for the first nine months of 2003. Approximately $66.1 million of the increase was due to changes in foreign currency exchange rates, with the remainder of the increase primarily resulting from higher volumes in the pharmaceutical and food and household sectors due to strong customer demand, partially offset by lower volume in the tobacco sector. The decline in tobacco volume year over year for the nine-month period resulted primarily from new packaging requirements for compliance with the European Union tobacco health warnings in 2003 not repeated in 2004 and reduced shipments to Asian markets.
  Earnings before interest and taxes (EBIT) for the paperboard packaging segment was $16.3 million for the third quarter of 2004, an increase of $1.9 million, or 13 percent, over the comparable period in 2003. Changes in foreign currency exchange rates increased EBIT for this segment by $1.8 million for the third quarter of 2004 compared to the prior-year period. The remaining increase in EBIT for the quarter over the prior-year period was due primarily to increased volume in the international and branded and tobacco sectors, despite costs related to production equipment issues and increased depreciation. EBIT for the first nine months of 2004 was $38.5 million, a decrease of $1.7 million, or 4 percent, over the comparable period in 2003. The decrease in EBIT for the first nine months of 2004 was due primarily to decreased volume in the tobacco sector combined with increased depreciation expense of $6.4 million and start-up costs for two new German facilities. The decrease was partially offset by increased volume in the pharmaceutical sector and changes in foreign currency exchange rates, with the latter increasing EBIT by $4.2 million for the first nine months of 2004 over the comparable period in 2003.

Plastic Packaging

  Net sales for the plastic packaging segment were $35.9 million for third quarter of 2004, an increase of $4.8 million, or 15 percent, over the third quarter of 2003, and $121.9 million for the first nine months of 2004, an increase of $27.3 million, or 29 percent, over the comparable prior-year period. Changes in foreign currency exchange rates increased net sales for the third quarter and first nine months of 2004 by approximately $3.5 million and $13.7 million, respectively. The remaining increase in net sales for the third quarter of 2004 was due primarily to increased volume in the specialty chemical sector from expansion in our customer base, partially offset by lower sales value in the food and beverage sector as a result of a change in the raw material supply chain for one of our larger customers. The increase in net sales before changes in foreign currency exchange rates for the first nine months of 2004 was mainly due to increased volume in the specialty chemical sector from a strong agrochemical season and from expansion in our customer base.

  EBIT for the third quarter of 2004 for the plastic packaging segment was $3.6 million, an increase of $0.6 million, or 20 percent, over the comparable period in 2003. EBIT for the first nine months of 2004 was $12.9 million, an increase of $4.1 million, or 47 percent, over the first nine months of 2003. A strong agrochemical season and the expansion of our customer base contributed to improved results in the plastic packaging segment for the third quarter and first nine months of 2004 over the comparable periods in 2003, partially offset by increases in energy and raw material costs in the third quarter of 2004. Changes in foreign currency exchange rates also had a favorable impact on segment results for 2004, increasing EBIT for this segment by $0.3 million and $1.4 million for the third quarter and first nine months of 2004, respectively, compared to the prior-year periods.

Other information:

  As previously reported, the company completed the liquidation of its land development segment in the first quarter of 2004 and, accordingly, the results for that segment for both the current-year and the prior-year periods have been reported as discontinued operations.
  The company redeemed 40 million pounds Sterling principal amount of 10.375 percent senior subordinated notes due 2011 during the first nine months of 2004, which resulted in a loss on the extinguishment of debt of $8.4 million, or $5.4 million net of income taxes. The company may from time to time purchase additional senior subordinated notes through open market or privately negotiated transactions based on an assessment of the favorability of several factors, including the price and availability of the notes, the company's financial position and the overall market environment. The company expects that any such note purchases will be funded with cash from operations or borrowings under the company's existing bank credit facility and that any purchased notes will be cancelled.
  The company settled substantially all of its environmental indemnification obligations to St. Laurent Paperboard (U.S.) Inc. related to the 1997 sale of a kraft products mill in West Point, Va., which resulted in a gain of approximately $11.2 million, or $7.7 million net of income taxes, during the first nine months of 2003.

  Net interest expense was $8.7 million and $28.6 million for the third quarter and first nine months of 2004, respectively, compared to $10.0 million and $32.3 million for the third quarter and first nine months of 2003, respectively. The decreases in net interest expense for both the third quarter and first nine months of 2004 were primarily due to lower overall interest rates and the redemption of 40 million pounds Sterling principal amount of 10.375 percent senior subordinated notes.
  During the first nine months of 2004, the company's income taxes were reduced by approximately $3.0 million related to the costs of the extinguishment of debt, by approximately $3.3 million related to favorable settlements of 1998 to 2002 U.S. Internal Revenue Service tax audits and 1999 to 2001 U.K. Inland Revenue tax audits, and by approximately $0.8 million related to a reduction in deferred taxes due to a reduction in the Belgian statutory tax rate.
  Cash flow available for shareholders and debt reduction (1) (defined as net cash provided by operating activities less net cash used in investing activities) totaled $37.5 million for the first nine months of 2004, an increase of $25.2 million over the first nine months of 2003. Cash flow available for shareholders and debt reduction for the first nine months of 2004 included the receipt of $21.5 million of U.S. tax refunds.

  Total debt, net of cash, at October 3, 2004, was $378.7 million compared to $475.0 million at December 28, 2003. The decrease in net debt was primarily a result of the redemption of senior subordinated notes, offset in part by changes in foreign currency exchange rates that increased reported net debt by approximately $15.1 million at the end of the third quarter of 2004 compared to the end of fiscal year 2003.

(1)To supplement the company's consolidated financial statements presented on a GAAP basis, the company reports "cash flow available for shareholders and debt reduction," a non-GAAP measure, which the company believes enhances the overall understanding of the company's ability to pay-down debt and pay dividends to its shareholders. In addition, this non-GAAP measure is a primary indicator management uses as a basis for planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for cash flows from operating activities prepared in accordance with GAAP.

Chesapeake will hold a conference call today at 11 a.m. Eastern Daylight Time to discuss its third quarter 2004 results. The conference call may be accessed via the Investor Relations section of Chesapeake Corporation's website at http://www.cskcorp.com. Simply click on the "Investor Relations" button in the left column, then on "Conference Calls." A replay of the webcast will be available later today in that same section of Chesapeake's website.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,100 people worldwide.

This news release, including the comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions, except per share data)

		Third Quarter		First Nine Months
INCOME STATEMENT		2004	2003	2004	2003
Net sales		$256.6	$216.1	$759.5	$640.6
Costs and expenses:
Cost of products sold		211.1	176.6	626.8	522.4
Selling, general and administrative expenses		32.3	27.8	100.1	86.1
Gain on sale of business (a)		-	-	-	11.2
Other income, net		2.5	1.5	6.6	4.6
EBIT (earnings before interest and taxes) from continuing operations		15.7	13.2	39.2	47.9
Interest expense, net		8.7	10.0	28.6	32.3
Loss on extinguishment of debt (b)		-	-	8.4	-
Income from continuing operations before taxes		7.0	3.2	2.2	15.6
Income tax expense (benefit) (c)		1.5	0.5	(4.0)	3.5
Income from continuing operations		5.5	2.7	6.2	12.1
Income from discontinued operations, net of taxes (d)		-	0.7	-	3.4
Net income		$5.5	$3.4	$6.2	$15.5

Diluted earnings per share:
Income from continuing operations		$0.28	$0.18	$0.34	$0.80
Discontinued operations, net of taxes (d)		-	0.04	-	0.22
Net income		$0.28	$0.22	$0.34	$1.02

Weighted average shares and equivalents outstanding - diluted		19.4	15.3	18.3	15.2

Other items:
Depreciation		$14.6	$13.4	$45.8	$39.3
Capital expenditures		4.3	12.7	27.7	42.4
Net cash provided by operations		24.1	23.2	62.1	44.7
Net cash used in investing activities		3.9	5.5	24.6	32.4
Cash available for shareholders and debt reduction (e) (f)		20.2	17.7	37.5	12.3

(a) Results for the first nine months of 2003 included a gain of $7.7 million, net of income taxes, on the settlement of indemnification obligations to St. Laurent Paperboard (U.S.) Inc. related to the 1997 sale of a kraft products mill.

(b) Results for the first nine months of 2004 included a loss of $5.4 million, net of income taxes, from the redemption of 40 million pounds Sterling principal amount of the company's 10.375 percent senior subordinated notes due 2011.

(c) Income taxes for the third quarter of 2004 included a $0.7 million benefit related to favorable settlements of tax audits of U.K. returns for 1999. Income taxes for the first nine months of 2004 included a $3.0 million benefit for the extinguishment of debt, a $3.3 million benefit related to favorable settlements of tax audits of U.S. returns for 1998 to 2002 and U.K. returns for 1999 to 2001 and a $0.8 million benefit related to the reduction in deferred taxes due to a reduction in the Belgian statutory tax rate.

(d) Discontinued operations for both 2003 and 2004 primarily represent the wind-down of the former land development segment.

(e) Cash available for shareholders and debt reduction is defined as net cash provided by operations less net cash used in investing activites.

(f) Cash available for shareholders and debt reduction for the first nine months of 2004 included the receipt of $21.5 million of U.S. tax refunds.

BALANCE SHEET	October 3,	December 28,		September 28,
	2004	2003		2003
Assets
Current assets:
Cash and cash equivalents	$7.7	$11.9		$14.9
Accounts receivable, net	156.1	151.1		146.6
Inventories, net	112.3	109.8		116.7
Other current assets	18.7	36.1		23.1

Total current assets	294.8	308.9		301.3
Property, plant and equipment, net	405.1	431.6		385.5
Goodwill	652.3	644.4		603.3
Other assets	93.4	107.9		105.6

Total assets	$1,445.6	$1,492.8		$1,395.7

Liabilities and Stockholders' Equity
Current maturities of long-term debt	$4.2	$5.0		$6.0
Income taxes payable	27.4	13.9		8.6
Other current liabilities	221.6	227.1		201.6

Total current liabilities	253.2	246.0		216.2
Long-term debt	382.2	481.9		493.8
Pension and postretirement benefits	81.7	89.2		68.9
Deferred income taxes	20.9	30.1		36.9
Other long-term liabilities	52.9	75.9		60.2
Stockholders' equity	654.7	569.7		519.7

Total liabilities and stockholders' equity	$1,445.6	$1,492.8		$1,395.7

	First	Second	Third	Fourth	First Nine
BUSINESS SEGMENT HIGHLIGHTS:	Quarter	Quarter	Quarter	Quarter	Months

Net sales:
2004
Paperboard Packaging	$219.1	$197.8	$220.7		$637.6
Plastic Packaging	44.5	41.5	35.9		121.9

	$263.6	$239.3	$256.6		$759.5

2003
Paperboard Packaging	$182.5	$178.5	$185.0	$207.4	$546.0
Plastic Packaging	30.7	32.8	31.1	37.6	94.6

	$213.2	$211.3	$216.1	$245.0	$640.6

EBIT (Earnings before interest and taxes):
2004
Paperboard Packaging	$11.1	$11.1	$16.3		$38.5
Plastic Packaging	5.1	4.2	3.6		12.9
Corporate	(3.9)	(4.1)	(4.2)		(12.2)

	$12.3	$11.2	$15.7		$39.2

2003
Paperboard Packaging	$12.4	$13.4	$14.4	$20.2	$40.2
Plastic Packaging	3.0	2.8	3.0	3.6	8.8
Corporate	(3.7)	(4.4)	(4.2)	(4.1)	(12.3)
Gain on Sale of Business	-	11.2	-	-	11.2

	$11.7	$23.0	$13.2	$19.7	$47.9

Depreciation:
2004
Paperboard Packaging	$13.4	$12.3	$12.0		$37.7
Plastic Packaging	2.7	2.6	2.5		7.8
Corporate	0.1	0.1	0.1		0.3

	$16.2	$15.0	$14.6		$45.8

2003
Paperboard Packaging	$10.3	$10.3	$10.7	$12.3	$31.3
Plastic Packaging	2.5	2.5	2.6	2.6	7.6
Corporate	0.1	0.2	0.1	0.1	0.4

	$12.9	$13.0	$13.4	$15.0	$39.3